Exhibit 99.2

ESPP Notice

Earlier this month, you were informed that the Company had entered into a definitive agreement to be acquired by funds affiliated with JLL Partners, Inc. (which we refer to as the “Merger”).

Our Employee Stock Purchase Plan (ESPP) will be terminated immediately prior to the closing date of the Merger. In addition, the ESPP has been suspended for any additional offering periods after the current offering period ends on December 31, 2011. Any enrollments that have been submitted to date for the next enrollment period that was scheduled to begin on January 1, 2012 have been cancelled.

Current ESPP participants may continue to participate in the current offering period through the end of the year, and ESPP shares will be issued early next year in the usual manner following the end of the current offering period. Shares of ADPI common stock acquired under the ESPP prior to the closing of the Merger will be treated the same as other outstanding shares of ADPI common stock upon the closing of the Merger.

The Merger remains subject to customary closing conditions, including receipt of stockholder and regulatory approvals, and other conditions and uncertainties described in our proxy statement to stockholders. Notwithstanding this notice regarding the ESPP, you should not assume, and there can be no guarantee, that the Merger will occur.

If you have any questions, please contact Jon Leamon at 781-213-0262.

Additional Information and Where to Find It:

This communication may be deemed to be solicitation material in respect of the proposed Merger. The Company has filed a preliminary proxy statement with the SEC related to the Merger on November 29, 2011. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT MATERIALS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by the Company with the Securities and Exchange Commission (when available) at the Securities and Exchange Commission’s website at http://www.sec.gov or at the Company’s website at http://www.amdpi.com. The proxy statement and other relevant materials (when available) may also be obtained for free from the Company by directing a request to American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, telephone (781) 224-0880. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Participants in Solicitation:

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Information concerning the interests of the Company’s participants in the solicitation is, and will be, set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously or in the future filed with the Securities and Exchange Commission, and in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov and from the Company at http://www.amdpi.com, or by directing a request to American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, telephone (781) 224-0880.